Exhibit 10.1

TENNECO BOARD OF DIRECTORS

RESTRICTED STOCK NOTIFICATION

Date: , 20

Director

Pursuant to the provisions of the Tenneco Inc. 2006 Long-Term Incentive Plan (as the same may be amended from time to time in accordance with its terms, the “Plan”), you were granted an Award of [            ] shares of Common Stock of Tenneco Inc. (“Shares”) as of [Date] (“Grant Date”). The “Restricted Period” applicable to this Award begins on the Grant Date and ends on the six month anniversary of the Grant Date. As used herein the term “Restricted Shares” means any Shares subject to this Award and for which the Restricted Period remains in effect.

During the Restricted Period, and until all conditions imposed on the related Restricted Shares are satisfied, such Restricted Shares are restricted in that (i) they will be held by the Company and may not be sold, transferred, pledged or otherwise encumbered, tendered or exchanged, or disposed of, by you unless otherwise provided by the Plan and (ii) they are subject to forfeiture by you under certain circumstances as described herein and in the Plan. However, as long as the Restricted Shares have not been forfeited, during the Restricted Period (a) you will be entitled to receive, subject to withholding for taxes, dividends (which for tax purposes will generally be treated as ordinary compensation) payable on the Restricted Shares, which the Company may require to be reinvested in additional shares of Common Stock subject to the same restrictions as the shares on which such dividends are paid and (b) you may vote the Restricted Shares. If you remain a member of the Board of Directors of the Company throughout the Restricted Period and all the conditions are satisfied, or if you service on the Board of Directors of the Company terminates before the termination of the Restricted Period as a result of your normal retirement from the Board (i.e. at age 72), death or total disability, the restrictions on the related Restricted Shares will lapse, and shares of Common Stock in an amount equal to the number of Restricted Shares as to which the restrictions have lapsed will be delivered to you (or your beneficiary), subject to withholding for taxes. Generally, if your service on the Board of Directors of the Company terminates for any other reason before the expiration of the Restricted Period, you will forfeit the Restricted Shares unless the Committee determines otherwise. You agree that the term “Restricted Shares” shall include any shares or other securities which you may receive or be entitled to receive as a result of the ownership of the original Restricted Shares, whether they are issued as a result of a share split, share dividend, recapitalization, or other subdivision or consolidation of shares effected without receipt of consideration by the Company or the result of the merger or consolidation of the Company, or sale of assets of the Company.

You will generally be taxed on the value of the Restricted Shares on the date the restrictions lapse. You hereby agree that the Restricted Shares shall be held by the Company during the Restricted Period.

All distributions under the Plan, including any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any shares or other benefits under the Plan or this Award is conditioned on satisfaction of the applicable tax withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant (b) through the surrender of shares of Common Stock which the Participant already owns, or

(c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares of Common Stock under this paragraph (c) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including without limitation payroll taxes, that are applicable to such supplemental taxable income). Unless you make an election to the contrary before the end of the Restricted Period, you will be deemed to have elected to satisfy applicable tax withholding obligations by having the Company deduct from this Award shares sufficient to satisfy any tax withholding required by law.

As a condition of this Award, you are required to execute the acknowledgement at the bottom of the enclosed copy of this Award notice and return the acknowledged copy of this Award notice to the Human Resources Department of Tenneco Inc. in Lake Forest not later than thirty days from the date on which you receive it. Also enclosed is a form by which you may designate a beneficiary in the event of your death.

This Award is subject to all of the definitions, terms and conditions of the Plan, a copy of which is enclosed. In the event of any discrepancy between the provisions of the Plan and this or any other communication regarding the Plan, the provisions of the Plan control. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

ACKNOWLEDGED AND AGREED TO:	TENNECO INC.

Signature	Senior Vice President
Global Human Resources

Date